Exhibit 10.23
[Unofficial Translation]
SETTLEMENT AGREEMENT

BETWEEN:
Visteon Systèmes Intérieurs, a simplified joint-stock corporation (société par actions simplifiée) with a share capital of € 34,529,702 and whose head office is located Tour Europlaza, 20 Avenue André Prothin, 92927 Paris La Défense, registered with the Nanterre Registry of Trade and Companies under number 410 314 876, represented by Ms. Véronique Froment, acting in her role as Human Resources Director,

(hereafter referred to as “VSI” or the “Company”)

Visteon Corporation, a corporation governed by American laws, whose head office is located One Village Center Drive — Van Buren — TWP — MI 48111-5711 — USA, represented by Ms. Véronique Froment, duly habilitated,

(hereafter referred to as “Visteon Corporation”)

(hereafter jointly referred to as the “Companies”)
ON THE ONE HAND

AND:	Mr. Joël Coque, a French national, born on June 21, 1952 in Marseille, residing 49, rue Saint Vincent — 75018 Paris, whose social security number is 1520613055223.

(hereafter referred to as “Mr. Coque”)
ON THE OTHER HAND

(hereafter jointly referred to as the “Parties”)
RECITALS
1. Mr. Coque was hired by the company Plastic Omnium SA under an indefinite term contract as Technical and Commercial Executive, beginning on 1 May 1978. The employment contract was initially governed by the Plastic Transformation Collective Bargaining Agreement.
Mr. Coque’s tasks, status, income and other related benefits, as well his employment conditions evolved throughout his career, and were addressed in a series of successive amendments to the employment contract. The employment contract was also transferred, on several occasions, to other companies within the Plastic Omnium Group, without affecting Mr. Coque’s acquired benefits. This employment contract was amended by the Company notably on 26 March 1980, 15 December 1988, 30 April 1996, 8 September 1997 and on 23 December 1998.
A new indefinite term employment contract was signed between Plastic Omnium Auto Intérieur SA (known as “Visteon Systèmes Intérieurs” since 1 January 2000) and Mr. Coque, on 28 June 1999 (the “Employment contract”). This new contract nullified and replaced the employment contract signed on 3 and 12 May 1978, and the amendments signed by the Parties related to this contract. This new Employment contract nominated Mr. Coque to the position of Director in charge of the development of “Interior Systems” activities for Europe and Latin America. The contract preserved the seniority acquired since 1 May 1978 by Mr. Coque in the Plastic Omnium group (now the Visteon group). The Collective Bargaining Agreement now ruling the relations between the Parties is the Metallurgy for Executive and Engineers Collective Bargaining Agreement (the “Collective Bargaining Agreement”). The Employment contract was also amended several times, notably on 17 December 2002 and 8 September 2004.
In addition to his salaried employment, Mr. Coque also held in the Visteon group various corporate duties, including that of President of the Company since 27 December 1999 (See Exhibit B listing all corporate duties).
2. The action of dismissal taken against Mr. Coque and which led to the signing of the present agreement, should be understood in the following context:
The Companies believe that Mr. Coque unnecessarily opposed his hierarchical superiors in strategic decision-making processes engaging the future of VSI but also that of the “Interior Products” business, for which he is responsible.
During the last few months preceding the termination of his Employment contract, Mr. Coque has voiced his disagreement with his hierarchical superiors. The Companies consider that this attitude would have slowed the implementation of important decisions and damaged the solidarity principle that should always prevail amongst the top executives — of which Mr. Coque is — of the Visteon group.
The Companies consider that this behavior has impaired the confidence placed in Mr. Coque.
Given Mr. Coque’s seniority, experience and responsibilities, the Companies considered that their collaboration with Mr. Coque could no longer continue.
Consequently, the Company was left with no other option but to contemplate dismissing Mr. Coque for lack of confidence.
3. By hand-delivered letter dated 12 July 2007 with proof of delivery, the Company invited Mr. Coque to a meeting preliminary to a potential dismissal action. This interview was held on 20 July 2007 at the head office of the Company with Mrs. Véronique Froment, duly authorized to this effect as Human Resources Director of the Company. At this interview, Mrs. Froment presented Mr. Coque with the grievances of the Company against him and which had led the Company to contemplate his dismissal for personal reasons. Mr. Coque was given the opportunity to present his views on the various elements brought to his knowledge.

The explanations provided by Mr. Coque having been insufficient to alter the Company’s appreciation of facts, it was decided to dismiss Mr. Coque for lack of confidence by registered letter dated 24 July 2007 with acknowledgment of receipt.
Mr. Coque was first notified of this letter on 25 July 2007. This notification opened Mr. Coque’s six month notice period, and he was released from his duties. In this letter, the Company outlined all the grievances mentioned above and indicated that it waived the non-competition clause of the Employment contract.
4. Mr. Coque informed the Company that he intended to challenge the personal reasons for dismissal asserted by the Company. Mr. Coque recalled that he has accumulated almost 30 years of seniority within the group. He stressed that he has been working for the group Plastic Omnium and then worked for the group Visteon since 1 July 1999 at the entire satisfaction of his employer. Mr. Coque added that he was promoted on several occasions to positions requiring a high level of responsibility. His remuneration has been constantly increased in conformity with his professional assessments which evidenced his performances. Finally, Mr. Coque specified that if he could object to the orientations and projects of his hierarchical superiors, it was part of his competence as a senior executive to share his point of view considering his knowledge of the market for which he was responsible for.
In the context of his dismissal as notified to him, Mr. Coque informed that he resigned from all his corporate duties as he could not keep any duty given the circumstances.
In this respect, the Parties agreed on Mr. Coque’s resignation for all his corporate duties held in all companies of the Visteon group at the latest on 30 September 2007.
Since he considered he had suffered significant material, moral and economic damages, Mr. Coque informed the Company of his intention to file a complaint before the labor court (jurisdiction prud’homale) requesting remedies for his damages, considering notably his age (55 years old) and the difficulty he would face to find an equivalent position on this highly concentrated market, that would inevitably deprive him from fully preserving his retirement rights.
The Company was firmly opposed to Mr. Coque’s various demands and maintains the terms of the dismissal letter.
5. In consideration of their divergence of views as to the rightness of this dismissal, the Parties met and, after negotiations and reciprocal concessions, decided to conclude the present agreement in order to end the dispute between them without, however, recognizing the validity of their respective claims.
THEREFORE:

ARTICLE 1 —	TERMINATION OF CONTRACTUAL RELATIONS BETWEEN THE PARTIES
In the context of the present settlement agreement, the Parties note and acknowledge that Mr. Coque’s dismissal was effective on 25 July 2007 (See Exhibit F). They agree not to challenge this fact.
Mr. Coque declares that he is signing the present settlement in full knowledge of his rights.

ARTICLE 2 — NOTICE PERIOD
Mr. Coque’s six month notice period opened on 25 July 2007 and will close on 13 February 2008, taking into account Mr. Coque’s vacation leave following the notification of his dismissal letter. Mr. Coque acknowledges therefore that he will no longer have a salaried connection with the Company after that date.
Throughout the notice period, the Company will pay Mr. Coque, on the usual dates, a compensatory indemnity for the notice period corresponding to the remuneration which he would have received had he been working.
The Company shall withhold social charges, CSG and CRDS contributions from the amounts paid on each payment date.
The total gross amount corresponding to the compensatory indemnity for the notice period is € 195,575.58, representing six months of gross salary.
Mr. Coque acknowledges that the payment of this total gross amount will fulfill all his rights to a compensatory indemnity for the notice period .
ARTICLE 3 — PAID VACATION
Upon expiration of the notice period, the Company will pay Mr. Coque a compensatory indemnity for paid vacation of a gross amount of € 64,381.28 corresponding to 48 worked days.
The Company shall withhold social charges, CSG and CRDS contributions from this gross amount .
Mr. Coque acknowledges that this gross amount will fulfill all his rights to compensatory indemnity for paid vacation.
ARTICLE 4 — TERMINATION INDEMNITIES
The following termination indemnities have been or shall be paid to Mr. Coque by the Company:
     1. Conventional Dismissal Indemnity
Upon the expiration of the notice period, the Company shall pay Mr. Coque a dismissal indemnity calculated according to the provisions of the Collective Bargaining Agreement.
Limited to a maximum of eighteen months of salary, the conventional severance indemnity is in the net amount of € 964,276.88.
Mr. Coque acknowledges that this amount will fulfill all his rights under the conventional severance indemnity.

     2. Contractual Dismissal Indemnity
The Company shall pay Mr. Coque a contractual dismissal indemnity corresponding to twelve months of Mr. Coque’s gross base salary, as provided in the Employment contract.
The contractual dismissal indemnity is in the gross amount of € 350,000.
The Company shall withhold social charges, CSG and CRDS contributions from this gross amount.
Mr. Coque will be paid a net sum of € 319,865.
This contractual dismissal indemnity shall be paid to Mr. Coque, by wire transfer on his bank account, about 3rd August 2007.
Mr. Coque acknowledges that this gross amount will fulfill all his rights under the contractual dismissal indemnity.
     3. Lump-Sum Settlement Indemnity
While maintaining its opposition to Mr. Coque’s allegations and with the view of finally settling the dispute opposing Mr. Coque to the Company, VSI agrees to pay Mr. Coque a final, lump-sum settlement indemnity in the gross amount of € 650,000.
The Company shall withhold CSG and CRDS contributions from the lump-sum settlement indemnity.
Mr. Coque shall receive the net sum of € 594,035. This sum shall be paid to Mr. Coque, by wire transfer on his bank account, about 3rd August 2007.
Provided that payment is effectively made, Mr. Coque acknowledges that the payment of this indemnity fulfills all his rights under the settlement indemnity.
Mr. Coque acknowledges that this sum compensates the professional and moral damages which he considers he suffered as a result of the termination of his Employment contract.
By express agreement of the Parties, the settlement lump-sum indemnity constitutes damages. It is intended to indemnify Mr. Coque for the moral and professional harm which he claims to have suffered due to his dismissal and its allegedly unjustified nature.
ARTICLE 5 — BONUS
Since Mr. Coque will be on the Company’s payroll on 31 December 2007, he will be eligible to participate in the “Annual Incentive Plan” and his bonus, if any, under such plan, for the year 2007, will be paid according to the wording of such plan and will not be adjusted by personal performance of Mr. Coque.
The payment of this bonus is not guaranteed and depends on the performances of the Visteon group, in conformity with the provisions of the “Annual Incentive Plan” (See Exhibit C).
Mr. Coque commits not to challenge the payments made under the conditions set forth above.

ARTICLE 6 — COMPLEMENTARY PENSION
Mr. Coque was dismissed before the minimal age required to benefit from the Company’s pension plan, as was provided in the Amendment to the Employment contract executed on 8 September 2004 and attached to this settlement agreement (See Exhibit D). Consequently, Mr. Coque will not be entitled to request any payment under this plan.
Mr. Coque acknowledges that he has no right to receive payments under the Visteon pension plan pursuant to the provisions of the said plan, and forgoes any claim thereupon.
ARTICLE 7 — RESTITUTIONS AND REIMBURSEMENT OF PROFESSIONAL EXPENSES
     1. Restitutions
Upon expiration of his notice period, Mr. Coque shall, without prior formal notice, return to the Company:
– the company car, brand: Jaguar XJ8 Sovereign — model: V8 4.2 BA, which was placed at his disposal as provided in his Employment contract, together with all related documents and accessories (registration papers, insurance certificate, keys, tickets if applicable, etc.);
– the company car, brand: Jaguar Sovereign — model: V8 3.2 BVA, which was placed at his disposal as provided in his Employment contract, together with all related documents and accessories (registration papers, insurance certificate, keys, tickets if applicable, etc.);
– an additional car, brand: Peugeot 207 — model: 1.6 EXE PK, which was placed at his disposal as provided in his Employment contract, together with all related documents and accessories (registration papers, insurance certificate, keys, tickets if applicable, etc.).
Since Mr. Coque was exempted from accomplishing his notice period requirement, the Company will not be held accountable for fees arising from the usage of these vehicles concerning tolls and car park. The Company will nonetheless be held accountable for reasonable gas expenses for the two company cars.
Mr. Coque will be responsible for ensuring that, upon returning the vehicles to the Company, no payment of fees related to the usage of the vehicles will be left outstanding. Should some payments remain due, Mr. Coque will inform the Company when returning the vehicles, and commit to paying the amounts due himself.
Upon notification of his dismissal, Mr. Coque returned to the Company:
– the Company’s VISA Affairs payment card.
On the day of his return from his vacation leave, i.e., on 20 August 2007, Mr. Coque will return to the Company:
– a laptop computer IBM ;
– a terminal blackberry ;

– badges, keys and access cards;
– and more generally any document, device or equipment belonging to the Company.
The computer connection to the network will be definitely interrupted on 20 August 2007, except if agreed otherwise by the Parties.
The Company acknowledges that Mr. Coque’s restitution, upon notification of his dismissal, of all devices, equipment, and documents mentioned above shall fulfill all its rights in this regard.
     2. Reimbursement of professional expenses
The Company reimbursed Mr. Coque, upon presentation of the corresponding receipts, all professional expenses undertaken by the latter during the performance of his functions, except those undertaken before the first presentation of his dismissal letter and for which Mr. Coque will ask for reimbursement at the end of the month of August, in conformity with the rules applicable within the Company.
Subject to these reimbursements, Mr. Coque acknowledges that these reimbursements fulfill all his rights to reimbursement of professional expenses.
ARTICLE 8 — MANDATORY AND NON MANDATORY PROFIT SHARING
Mr. Coque’s rights to mandatory and non mandatory profit sharing will be preserved.
They will be realized, as the case may be, for the benefit of Mr. Coque as provided for in the relevant laws and internal agreements of the Company.
ARTICLE 9 — LONG TERM INCENTIVE PLANS
The realization of the equity awards in connection with the long term incentive plans which Mr. Coque benefits from are provided under Exhibit A attached to this agreement: Exhibit A concerns Restricted Stock Units, Stock Options, Stock Appreciation Rights, Performance Cash and Time-Based Cash.
The realization of the equity awards is made as follows and pursuant to the terms and conditions of the long term incentive plan; provided, however, that Mr. Coque shall be treated as terminated under the Visteon Separation Program or a successor severance plan of the Company. For the sake of the execution of this settlement agreement, Mr. Coque’s Employment contract shall be deemed terminated upon the expiration of the notice period.
– Stock Options: the rights will continue in effect 365 days after the date of termination (but no later than expiration) as long as the employee remained an employee at Visteon for at least 180 days following the grant date. The options not vested at the date of termination will be forfeited;
– Stock Appreciation Rights: the rights will continue in effect 365 days after the date of termination (but no later than expiration) as long as the employee remained an employee at

Visteon for at least 180 days following the grant date. The Stock Appreciation Rights not vested at the date of termination will be forfeited;
– Restricted Stock Awards: the shares will lapse to participant on a pro rata basis on the number of months that have lapsed following the grant date, as long as the employee remained an employee of Visteon for at least 180 days following the grant date;
– Restricted Stock Units: the units will vest on a pro rata basis based on the number of months that have lapsed following the grant date, as long as the employee remained an employee of Visteon for at least 180 days following the grant date;
– Performance Cash: Performance Cash is paid on a pro rata basis based on the number of months that have lapsed following the grant date, as long as the employee remained an employee of Visteon for at least 180 days following the grant date. Payments of performance cash shall be made by wire transfer on Mr. Coque’s bank account upon the date at which the rights will be acquired by Mr. Coque ;
– Retention Cash: Retention Cash will be paid on a pro rata basis in the year of termination for completed months of service.
The term “termination” referred to in this Article refers to the date of expiry of the notice period.
The realization of Mr. Coque’s equity awards shall be made under the conditions set forth under Exhibit E.
Mr. Coque acknowledges that all his rights in connection with the equity awards provided in the long term incentive plans which he benefits from, are satisfied in conformity with the terms and conditions set forth under Exhibit A and the conditions set forth above.
ARTICLE 10 — RENUNCIATION OF LEGAL PROCEEDINGS AND ACTIONS
In exchange for the settlement indemnity provided by Article 4.3 above and provided that payment of the indemnity cited above is made, Mr. Coque shall:
– expressly renounce all claims or grievances both (i) in connection with the conclusions or the performance of this Employment contract and (ii) in connection with its termination and in particular in connection with the procedure and the reasons for its dismissal;
– irrevocably renounce to bring any action before the Labor Court, in France or abroad, against VSI or any other company of the group to which the Company belongs, notably Visteon Corporation and Visteon GmbH, relative (i) to his activities salaried or not (notably the corporate duties), performed at any time within VSI or any other company of the group to which the company belongs, (ii) to his dismissal process and (iii) to the reasons that led to the termination of his Employment contract.
Following payment by the Company of the amounts cited in the present settlement agreement, Mr. Coque declares that he has received all sums, including and without limitation, all fixed and variable remuneration and possible additional remuneration, indemnities of whatever nature (notably, legal, conventional, contractual and settlement indemnities, indemnities and damages for abusive termination, irregular procedure, dismissal without real and serious cause, any harm whatsoever, etc.), reimbursements for costs and other sums which were payable to him by the Company under the terms of his Employment contract or as a result of his dismissal and more generally as a result of any de facto or de jure relationship which Mr. Coque may have had with the Company or any other company of the group to which the Company belongs.
Should Mr. Coque comply with all his obligations deriving from the provisions of this settlement agreement, the Companies declare that they renounce all actions and claims, in France and abroad, against Mr. Coque. However, it is specified that this action and claim renouncement does not concern the corporate duties performed by Mr. Coque.
ARTICLE 11 — UNEMPLOYMENT INSURANCE
Mr. Coque acknowledges that he has taken counsel as concerns the social and tax treatment of the indemnities which are being paid to him by the Company in the context of the present settlement agreement.
Mr. Coque acknowledges in particular that he has been informed that the payment of the settlement indemnity cited in Article 4.3 of the present settlement agreement may incur a deferment for his indemnification by unemployment insurance.
The Company may not be held responsible for the effect of signing the present settlement agreement and the indemnities paid to Mr. Coque upon the possible indemnification which he may receive from the ASSEDIC as unemployment insurance.
In the context of his registry with the competent services of the ASSEDIC, at the expiration of his notice period, the Company commits to directly provide Mr. Coque with any document or information on the Company and the Visteon group that would be required by said services.
ARTICLE 12 — ASSEDIC CERTIFICATE, PAY SLIP, WORK CERTIFICATE AND STATEMENT OF ALL ACCOUNTS
Upon expiration of Mr. Coque’s notice period, the Company shall give him his work certificate, pay slip, statement of all accounts and ASSEDIC certificate.
Mr. Coque shall consider his rights as regards these documents and their content as thereby fulfilled.
ARTICLE 13 — DISCRETION AND CONFIDENTIALITY OBLIGATIONS
Mr. Coque shall maintain absolute discretion for an unlimited period concerning all the information which he may have received in the performance of his functions at any time whatsoever within the Company or the group to which it belongs and notably concerning its customers and more generally concerning the conditions of his employment with the Company and its termination.
In particular, Mr. Coque declares that he has not used any Company’s proprietary data, that he does not have copies of such data, or that he will return them as the case may be (or destroy them upon the Company’s decision).

The Parties declare that the present settlement agreement shall remain strictly and rigorously confidential in France. However, the Parties acknowledge and agree that this agreement will have to be disclosed to the public in the United-States considering the stock exchange regulations applicable in this country.
The present settlement agreement may also be produced in court by one or another of the Parties for purposes of its execution or it may be produced, upon their request, to the social, tax or other oversight Administrations. In particular, Mr. Coque acknowledges that this agreement may be produced before a US Administration, upon its request, by any company of the group Visteon.
ARTICLE 14 — OBSERVANCE OF THE RIGHTS AND THE IMAGE OF THE COMPANIES
Mr. Coque agrees not to adversely affect the rights and image of VSI and of all companies of the group to which the Company belongs.
Reciprocally, the Companies shall refrain from adversely affecting the professional image of Mr. Coque.
The Parties acknowledge that the violation of the provisions of Articles 13 and 14 may expose them to legal actions despite the signature of the present settlement agreement.
ARTICLE 15 — CORPORATE DUTIES
Mr. Coque confirms that he will resign from all his corporate duties that he holds in the Visteon group under the terms and conditions provided under Exhibit B attached to the present agreement. Mr. Coque shall resign from all his corporate duties at the latest on 30 September 2007.
Mr. Coque commits to sign any letter, registry or any other document necessary for the regularization of his resignation from his corporate duties within any company of the group Visteon.
Despite his dismissal, Mr. Coque commits to regularize all social documents arising from his corporate duties still held in any company of the Visteon group.
Mr. Coque acknowledges and agrees to receiving no payment of any nature as a result of quitting his corporate duties.
Mr. Coque acknowledges having no claim against the Companies and more generally against any company of the Visteon group arising from the end of his corporate duties and considers, in this regard, his rights to be fulfilled.
ARTICLE 16 — NON-SOLICITATION
Mr. Coque commits to refrain from soliciting or attempting to solicit, for a period of eighteen (18) months starting on his dismissal notification date, in any manner whatsoever, any staff member of the Visteon group and notably of VSI to leave the Company or one of the companies of the group Visteon or to enter into the service in any manner whatsoever of a company within which he would perform functions of any kind whatsoever.

Mr. Coque acknowledges that the violation of the provisions of Article 16 may expose him to any legal actions despite the signature of the present settlement agreement.
ARTICLE 17 — COUNSEL’S FEES
Under the conditions and limit set forth below, VSI shall be accountable for the payment of the fees of Mr. Coque’s counsel in connection with the negotiation, drafting and execution of this settlement agreement.
This financial care shall be capped at € 5,000 before tax. The payment of these capped fees shall be made upon presentation of the invoice of Mr. Coque’s counsel and addressed to Visteon Corporation.
Mr. Coque acknowledges that above this amount of € 5,000 before tax, VSI and more generally any company of the Visteon group shall not be held accountable for the payment of the fees of Mr. Coque’s counsel in connection with this agreement.
ARTICLE 18 — SETTLEMENT AGREEMENT
The present settlement agreement is subject to French law and represents the settlement in accordance with the terms of Articles 2044 et seq. of the Civil Code and in particular Article 2052 of the Civil Code, under the terms of which “settlements have, between the parties, the authority of res judicata of last resort. They may not be attacked for reason of legal error nor for reason of injury.”
The Parties accept the present agreement as a settlement.

ARTICLE 19 — REFLECTION TIME
The Parties also declare that they have had the necessary time to reflect before signing the present settlement agreement.
IN WITNESS WHEREOF, the Parties signed the present settlement agreement, in two originals of which one was delivered to each of the Parties.

At ___, on ___ 2007	At ___, on ___ 2007

Vistéon Systèmes Intérieurs	Joël Coque

By:
Title:

Visteon Corporation

By:
Duly habilitated